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                                                                    EXHIBIT 11.1

                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE

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
                                                                                                 SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                    JUNE 30,
                                                 -----------------------------------------  --------------------------
                                                     1993          1994          1995           1995          1996
                                                 ------------  ------------  -------------  ------------  ------------
Net loss.......................................  $ (3,772,000) $ (6,502,000) $ (11,403,000) $ (6,799,000) $ (7,915,000)
                                                 ------------  ------------  -------------  ------------  ------------
                                                 ------------  ------------  -------------  ------------  ------------
Weighted average shares of Common Stock
 outstanding                                          673,007       687,474        701,662       697,055     1,016,955
Shares related to staff accounting bulletin
 topic 4D:
  Stock options and warrants...................       270,351       270,351        270,351       270,351       270,351
  Common Stock.................................       403,803       403,803        399,429       403,803        84,368
  Convertible Preferred Stock (Series C).......     3,235,579     3,235,579      3,235,579     3,235,579     3,235,579
                                                 ------------  ------------  -------------  ------------  ------------
Shares used in computing net loss per share....     4,582,740     4,597,207      4,607,021     4,606,788     4,607,253
                                                 ------------  ------------  -------------  ------------  ------------
                                                 ------------  ------------  -------------  ------------  ------------
Net loss per share.............................  $      (0.82) $      (1.41) $       (2.48) $      (1.48) $      (1.72)
                                                 ------------  ------------  -------------  ------------  ------------
                                                 ------------  ------------  -------------  ------------  ------------
Calculation of shares outstanding for computing
 pro forma net loss per share:
  Shares used in computing net loss
   per share...................................                                  4,607,021                   4,607,253
  Adjusted to reflect the effect of the assumed
   conversion of Preferred Stock from the date
   of issuance (1).............................                                  4,557,921                   4,598,080
                                                                             -------------                ------------
Shares used in computing pro forma net loss per
 share.........................................                                  9,164,942                   9,205,333
                                                                             -------------                ------------
                                                                             -------------                ------------
Pro forma net loss per share...................                              $       (1.24)               $      (0.86)
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(1) Series A and B shares